Exhibit 99.1

DURECT Corporation Announces Pricing of Public Offering

Cupertino, CA

November 2, 2005

DURECT Corporation (NASDAQ: DRRX) announced today the pricing of its public offering of 7,400,000 shares of its common stock, including 32,256 shares of common stock offered by certain selling stockholders, at $5.00 per share. The Company and a selling stockholder have granted the underwriters a 30-day option to purchase 815,530 and 294,470 shares of common stock, respectively, to cover over-allotments, if any. The selling stockholders include certain executive officers of the Company. The Company expects to complete the sale of these shares on or about November 7, 2005.

Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Incorporated are acting as lead underwriters for the offering, with Morgan Stanley as sole bookrunning manager. CIBC World Markets Corp. and WR Hambrecht + Co, LLC are acting as additional underwriters.

Copies of the prospectus relating to this offering may be obtained from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 1585 Broadway, New York, NY, 10036 (tel: (212) 761-6775). The offering will be made only by means of the prospectus.

The offering is being made pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies. The company is developing pharmaceutical systems to deliver the right drug to the right place in the right amount at the right time to treat chronic and episodic diseases and conditions.

CONTACT: Schond L. Greenway, Executive Director, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417